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                                                                    EXHIBIT 11.3


                           EDUCATIONAL MEDICAL, INC.

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE


                                                                                  YEAR ENDED
                                                                                MARCH 31, 1997
                                                                                --------------
Primary and fully diluted:
 Weighted average common stock and common stock equivalents outstanding
   during the period(3)                                                             5,175,468
 Convertible Preferred Stock converted into Common Stock upon
   consummation of initial public offering(1)                                         981,006
 Exercise of common stock purchase warrants upon consummation of initial
   public offering(1)                                                                 658,865
 Effect of Common Stock equivalents issued subsequent to August 7, 1995 computed in accordance with the treasury stock method as required by
   the SEC(2)                                                                         112,000
                                                                                   ----------
  TOTAL                                                                             6,927,339
                                                                                   ==========
Net income before extraordinary item                                               $3,866,643
Plus: Reduction in interest expense from repayment of long-term notes
      payable net of income taxes                                                     231,801
                                                                                   ----------
Supplemental income before extraordinary items                                      4,098,444
Extraordinary item, net of income taxes                                               308,683
                                                                                   ----------
Supplemental net income                                                            $3,789,761
                                                                                   ==========
Supplemental income per share of common stock before extraordinary item            $      .59
Extraordinary item net of income taxes, per share                                       (0.04)
                                                                                   ----------
Supplemental net income per share(3)                                               $     0.55
                                                                                   ==========

(1) Pro forma historical net income per share reflects preferred stock automatically converted into Common Stock and warrants which were exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of fiscal 1997.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented.
(3) Historical supplemental net income per share reflects the number of shares of Common Stock issued upon consummation of the initial public offering used to repay $4.8 million in current and long-term debt as if such issuance had occurred at the beginning of fiscal 1997, the period of the initial public offering and the related reduction in interest expense.